June 18, 2025 Atlas U.S. Government Money Market Fund, Inc. Buchanan Office Center Road 165 #40, Suite 201 Guaynabo, PR 00968

Re: Atlas U.S. Government Money Market Fund, Inc., File Nos. 333-286213 and 811-24068

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Pre-Effective Amendment No. 1 to the Registration Statement, File Nos. 333-286213 and 811-24068 (the “Registration Statement”), of Atlas U.S. Government Money Market Fund, Inc. (the “Fund”).

We have examined a copy of the Fund’s Certificate of Incorporation, the Fund’s By-laws, the Fund’s record of the various actions by the Directors thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Fund and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof. The opinions expressed herein are limited to matters of United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction.

Based upon the foregoing, we are of the opinion that the shares of the following series of the Fund, if issued in accordance with the then-current Prospectus and Statement of Additional Information, will be legally issued, fully paid and non-assessable:

We give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Fund and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

AJD/PBS

Thompson Hine llp	41 South High Street	www.ThompsonHine.com
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